EX-77.(e)(20)

                FIRST AMENDMENT TO PORTFOLIO MANAGMENT AGREEMENT

                               ING INVESTORS TRUST

      This First Amendment, effective as of December 15, 2006, amends the Portfolio Management Agreement (the "Agreement") dated the 30th day of April, 2001 among ING Investors Trust (formerly The GCG Trust), a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and Pacific Investment Management Company LLC, a limited liability company organized under the laws of Delaware (the "Portfolio Manager").

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of December 15, 2006.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 13 is hereby deleted in its entirety and replaced with the following:

            13. SERVICES NOT EXCLUSIVE. The services of the Portfolio Manager to the Series and the Trust are not to be deemed to be exclusive, and the Portfolio Manager shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Portfolio Manager may not consult with any other portfolio manager of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor portfolio managers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

      2. The first two sentences of Section 16 are hereby deleted in their entirety and replaced with the following:

            16. Duration and Termination. With respect to each Series identified as a Series on Schedule A hereto as in effect on the date of this Amendment, unless earlier terminated with respect to any Series this Agreement shall continue in full force and effect through November 30, 2007. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

            With respect to any Series that was added to Schedule A hereto as a Series after the date of this Amendment, the Agreement shall become effective on the later of (i) the date


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      Schedule A is amended to reflect the addition of such Series as a Series under the Agreement or (ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of such Series, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) vote of a majority of the outstanding voting shares of such Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940
      Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

      3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                       ING INVESTORS TRUST


                                       By: /s/Robert S. Naka
                                           -------------------------------------
                                           Robert S. Naka
                                           Executive Vice President


                                       DIRECTED SERVICES, INC.


                                       By: /s/ Todd Modic
                                           -------------------------------------
                                           Todd Modic
                                           Vice President


                                       PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


                                       By: /s/Brent L. Holden
                                           -------------------------------------
                                       Name: Brent L. Holden
                                             -----------------------------------
                                       Title: Managing Director
                                              ----------------------------------


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